EXHIBIT 99.2

On March 24, 2010, inTEST Corporation held its quarterly analyst conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings and welcome to the inTEST Corporation Fourth Quarter Results Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press star, zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Miss Maureen Wagner. Thank you, Miss Wagner. You may begin.

Maureen Wagner:

Thank you. Good afternoon and welcome to today's fourth quarter 2009 results call. Joining us from inTEST are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the fourth quarter as well as current trends. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not yet received a copy of today's results release please call Susan Dawson of inTEST at 856-424-6886, extension 200, or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risk factors, including but not limited to, the following: changes in business conditions and the economy generally; changes in the demand for semiconductors generally; changes in the rates of timing of capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication cost associated with the company's products; implementation of additional restructuring initiatives; costs associated with compliance with new regulations; and other risk factors set forth from time to time in the company's SEC filings, including but not limited to the company's periodic reports on Form 10-K, Form 10-Q, and Form 8-K. The company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof, or to reflect the occurrence of anticipated or unanticipated events. At this time I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, Maureen.

The semiconductor capital equipment business is in the midst of a strong recovery. This recovery started slowly in the second quarter of 2009 and continued at an increasing rate through the fourth quarter of 2009. Our consolidated revenues for the fourth quarter of 2009 increased 40% over the third quarter of 2009. Our consolidated bookings for the fourth quarter of 2009 increased 19% over the third quarter, while backlog increased 28% and we attained a 1.1 book-to-bill ratio. Mechanical Products, and that's manipulators and docking hardware, had strong bookings totaling $5.3 million for the fourth quarter. Docking hardware bookings grew over 60% from the third quarter to the fourth, while manipulator orders grew 23% in the same time period. This group was profitable in the fourth quarter.

Electrical Products, and that's tester interfaces, actually experienced a decrease in bookings from third quarter to fourth. However, this was a temporary situation that I will explain a little later.

Thermal Products, which include thermo streams, chucks, and thermal enclosures, have experienced an overall increase in bookings of 18% from the third quarter of 2009 to the fourth quarter. This included increased bookings for both thermo streams and chucks. During the fourth quarter our recently acquired Sigma Systems was physically moved from California to our facility in Sharon, Massachusetts. This interruption of their business contributed to a decrease in both their bookings and sales for the period.

Okay, that's the past. The really remarkable story is what has been happening since the beginning of 2010. As I stated in our earnings release today, as of March 19th consolidated bookings had reached $11.6 million compared with a total of $9.4 million in the fourth quarter of 2009 and backlog has almost doubled from $4.6 million at the end of the fourth quarter to over $9.0 million today. These increases are mainly attributable to semiconductor related business. When I discussed the Electrical group's performance in the fourth quarter, I said that their depressed bookings turned out to be a temporary situation. In fact, their bookings as of March 19, 2010 have more than tripled over the fourth quarter of 2009, putting them at 166% of their forecast for the first quarter. In the same period, our Mechanical group's bookings had reached 152% of their target. Even our Thermal group, which trailed the other groups into the downturn, and now trails in the upturn, has achieved 109% of their bookings target as of March 19, 2010.

And so, the recovery is progressing very nicely for us and we are dealing with the challenges of ramping up manufacturing while keeping tight control of expenses. I will now turn the call over to Hugh.

Hugh Regan:

Thanks Bob.

Net revenues for the quarter ended December 31, 2009 were $8.4 million compared to $6.0 million for the third quarter of 2009, an increase of $2.4 million or 40%. The net income for the fourth quarter of 2009 was $142,000 or $0.01 per diluted share, compared to a net loss of $278,000 or $0.03 per diluted share for the third quarter of 2009. For the fourth quarter of 2009 end user net revenue was $6.6 million or 79% of net revenues compared with $5.2 million or 87% of net revenues in the third quarter of 2009. OEM net revenue was $1.8 million or 21% of net revenues in the fourth quarter of 2009, compared with $747,000 or 13% of net revenues in the third quarter. Net revenues from markets outside of semiconductor tests were $650,000 or 7% of net revenues in the fourth quarter of 2009, compared to 527,000 or 8% of net revenues in the third quarter of 2009.

On a product segment basis, net revenues for the Mechanical Products segment were $4.5 million or 54% of net revenues in the fourth quarter of 2009 compared with $2.3 million or 38% of net revenues in the third quarter.

Our Thermal Products segment had net revenues of $3.1 million or 37% of net revenues in the fourth quarter of 2009 compared with $2.7 million or 45% of net revenues in the third quarter.

Finally our Electrical Products segment reported net revenues of $835,000 or 9% of net revenues in the fourth quarter of 2009, compared with a million or 17% of net revenues in the third quarter. The Company's overall gross margin for the quarter ended December 31, 2009 was $3.2 million or 37.5% of net revenues, compared to $2.4 million or 40.5% of net revenues for the third quarter of 2009. Material cost was 39.2% of net revenues in the fourth quarter, compared to 30.3% in the third quarter. The reduction in gross margin as a percentage of net revenues in the fourth quarter was the result of higher component material costs due to shifts in product mix.

I'll now discuss the breakdown of operating expenses for the quarter. Selling expense was $1.2 million or 14% of net revenues for the fourth quarter compared to $988,000 or 16% of net revenues in the third quarter, an increase of $184,000 or 19%. The increase was primarily due to increased sales commission expense due to higher levels of sales, and to a lesser extent to higher levels of salary expense resulting from the restoration of temporary salary reductions for employees. Engineering and product development expense was $570,000 or 7% of net revenues for the fourth quarter compared to $515,000 or 9% of net revenues in the third quarter, an increase of $55,000 or 11%. The increase was primarily due to increased spending on research and development materials, and to a lesser extent to higher levels of salary expense. These increases were offset by reduced spending on patent legal cost.

General and administrative expense was $1.2 million or 15% of net revenues in the fourth quarter compared to $1.2 million or 19% of net revenues in the third quarter, an increase of $65,000 or 6%. The increase was primarily related to increased salary expense as well as higher levels of professional fees and travel expenses. These increases were partially offset by reduced levels of audit fees and corporate legal expenses as well as bad debt expense.

Restructuring and other charges were $307,000 for the fourth quarter compared to $27,000 in the third quarter. Fourth quarter restructuring charges were for one-time termination benefits and facility closure costs related to the relocation of our Sigma Systems operation, while the charges in the third quarter related to facility closure costs for our Japanese operation, which we closed during the third quarter of 2009. The Company has significantly reduced staff over the last year. Consolidated headcount has been reduced from 175 employees at December 31, 2008 to 107 employees as of December 31, 2009, a reduction of 68 staff or 39%.

Other income was $209,000 in the fourth quarter of 2009, compared to other expense of $18,000 in third quarter. Other income in the fourth quarter included approximately $184,000 of foreign exchange gains related to the dissolution of our Japanese subsidiary, which was completed in late December. Our pre-tax income was $96,000 or $0.01 per diluted share for the fourth quarter, compared to a pre-tax loss of $(277,000) or $(0.03) per diluted share in the third quarter.

We recorded an income tax benefit of $46,000 for the fourth quarter compared to income tax expense of $1,000 for the third quarter. The income tax benefit was related to a deferred tax asset booked in our Singapore operation. Our effective tax rates in both periods were not meaningful. Our net income for the fourth quarter of 2009 was $142,000 or $0.01 per diluted share, compared to a net loss of $(278,000) or $(0.03) per diluted share for the third quarter, and diluted average shares outstanding were approximately 10 million for both the third and fourth quarters of 2009.

We expect to be profitable in the first quarter of 2010 and for all of 2010 at this time. We have had a number of requests from investors to begin providing both revenue and EPS guidance and our board recently met and determined that they would prefer to not provide this detailed level of guidance at this time.

Cash and cash equivalents at December 31, 2009 were approximately $2.6 million, down $781,000 from the $3.4 million at the end of September. Our cash burn during 2009 was $4.5 million. Our cash and cash equivalents as of March 19, 2010 were $3.2 million. We currently expect to build cash throughout 2010, although with a significant increase in our business recently we may have some reductions in cash as we purchase inventory to fulfill orders for the second quarter and beyond.

During the fourth quarter we retained a third party financial intermediary to assist us in putting a $2.0 million revolving credit facility in place secured by the Company's assets. After receiving proposals from several lenders we determined that in light of our improved business results and the positive trends we're experiencing in working capital we would not move forward with putting the revolving credit facility in place at the current time. We believe we will be able to finance our operations with cash flow provided from operations throughout 2010.

Capital expenditures during the fourth quarter of 2009 were $25,000 compared to $20,000 during the third quarter. As Bob previously noted, bookings increased in the fourth quarter of 2009 to $9.4 million from $7.9 million in the third quarter, an increase of $1.5 million or 19%. Our bookings included non-semiconductor related orders of $830,000 or 9% of total orders in the fourth quarter of 2009 compared to $584,000 or 8% of total orders booked in the third quarter. Our backlog at the end of the fourth quarter was $4.5 million, up from $3.6 million at the end of the third quarter.

That's it for my financial review at this time. We will now open up for questions-and-answers.

Operator:

Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you would like to ask a question please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys. Once again that's star, one to ask a question. Our first question is from the line of Ethan Steinberg with Friess. Please go ahead.

Ethan Steinberg:

Hello guys. Thanks for taking the call. I'm a little curious. I know you don't want to give guidance, but can you help us understand at least a little bit given the significant ramp in business quarter-to-date, what sort of profitability or should it be at much different gross margins than we saw in the fourth quarter, and should anything change on the op ex level, ex the restructuring, or do you expect any more restructuring?

Hugh Regan:

Hello Ethan. To respond to all your questions, you know, as far as margins, we would expect margins to be somewhat consistent, most likely improved from the fourth quarter to the first for several reasons. One, the continued ramp in sales, our fixed operating costs continue to fall as a percentage of revenues. Two, the fourth quarter had a significantly high percentage of manipulator sales, which tend to have a much higher material cost, which is one of the reasons that our materials as a percentage of revenues increased so significantly in the fourth quarter. I would expect that to move down several points as we go into the first quarter. And then, as far as-well, we're not providing specific revenue guidance, our bookings in the current quarter tend to be our sales in the following quarter. So I think that would be a fairly indicative metric to continue using. And then as far as operating expenses, as we've mentioned in prior conference calls and our SEC documents, we had implemented a number of cost reduction methodologies and initiatives, some of which included temporary salary reduction. As of the end of the year we had restored the salaries for most of our domestic employees, but when we began the first quarter of 2010 we fully restored the salaries for all remaining employees. The impact of that restoration is probably going to add about $400,000 worth of fixed costs annually to our cost structure, about $100,000 a quarter from where we were in Q4. That was the incremental bring-back. So we will see some additional expense, and clearly as our business continues to ramp we have brought back employees in certain operations to address the increased demand we are experiencing. But as Bob-

Ethan Steinberg:

Okay.

Hugh Regan:

But as Bob has mentioned, we are monitoring expense growth very, very closely, so.

Ethan Steinberg:

Okay, and do you expect any more restructuring?

Hugh Regan:

We don't currently expect any further restructuring charges at this time. We are looking at, you know, potential facility consolidations in the future, which could result in some restructuring charges, but we don't see that for at least two or three more quarters.

Ethan Steinberg:

Okay. So if I look at the op ex in the fourth quarter you're going to have $100,000 more a quarter plus some employee adds, which doesn't sound too significant, but minus $350,000 less in restructuring. So I guess if the demand you're seeing right now continues to be strong or continues to come, it sounds like you guys won't really need to add materially at all to the op ex versus what we just saw in the fourth quarter.

Hugh Regan:

We do not think we will need to add significantly to staff to ramp our revenues and the staff that we will need to add to are primarily operations staff, which incrementally are not significant costs for us. So one other thing to mention is we are bringing back our 401K match on April 1st, so that is an additional benefit that I did mention earlier.

Ethan Steinberg:

Is that part of the $100,000 a quarter?

Hugh Regan:

No, that is not part of the $100,000 a quarter. Those were salary expenses. And it's very difficult to tell where the 401K match is going to be. Clearly with the salary cuts over the last year we have had a lot of our employees pull out of the 401K. When we restored salaries on the first of the year, we've seen some come back in that area but all the employees are aware that that match is coming back on April 1st so I would imagine you will see a number of employees come back in as well as deferral percentages increase. So it's somewhat difficult for us to gauge what that expense will be at this point, but internally we're forecasting about $50,000 a quarter.

Ethan Steinberg:

Okay. And then can you give us a little more color on that acceleration in bookings? And I know visibility is probably limited, but are you getting any sense from customers how sustainable you think it is? Or is there any reason to think it accelerates further?

Robert Matthiessen:

I'll answer that.

Hugh Regan:

Go ahead.

Robert Matthiessen:

Ethan, when this started our main customer was Texas Instruments, and they represented a lot of the front-end bookings and revenues that we got during this upturn. It's nice to have them but it's sometimes an uneasy feeling because if they go away, you're in trouble. Well, what has happened during this quarter is although they're still a large customer, they're not our largest customer. Teradyne happens to be, and we have many, many more customers at lower percentage levels than we've ever had before. I think there's something on the order of 38 to 40 customers that are in the 3%, 2%, and 1% range in our list. And so we've seen a broadening of the base of customers as we go through this quarter. So I think it's sustainable.

Hugh Regan:

Clearly it indicates, Ethan, to us that we're probably picking up market share, although we're the only public entity in most of the markets in which we compete, so it's very difficult for us to tell where our market share numbers are.

Ethan Steinberg:

Okay. Sorry I'm taking all the time, I'm just figuring just in case nobody's asking the questions. The other income turn positive, I assume that's not sustainable because it was FX?

Hugh Regan:

Right, and you know, it depends period-to-period what happens on an FX basis. Clearly cash balances are down so interest income is relatively insignificant, so we would expect other expense in the first quarter as interest expense, basically equals or slightly exceeds interest income.

Ethan Steinberg:

Got it. Okay, great. Congratulations.

Hugh Regan:

Thank you.

Robert Matthiessen:

Thank you.

Operator:

Once again, ladies and gentlemen, it's star, one to ask a question. We have no questions in the queue at this time.

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[Non-material closing remarks omitted]